UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Five Below, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1818 Market Street Suite 1900 Philadelphia, PA 19103	75-3000378
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of principal executive office)	(I.R.S. Employer Identification No.)

FIVE BELOW, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Kenneth R. Bull

Chief Financial Officer

1818 Market Street

Suite 1900

Philadelphia, PA 19103

(215) 546-7909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Barry M. Abelson, Esq.

John P. Duke, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2) (3)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000 shares	$28.06 (2)	$14,027,500 (2)	$1,913.35

(1)	This Registration Statement covers 500,000 shares of Common Stock, par value $0.01 per share, of Five Below, Inc. (the “Company” or the “Registrant”) available for issuance pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that become issuable pursuant to awards by reason of any stock dividend, stock split or other similar transaction that results in an increase in the number of the outstanding shares of the Company’s Common Stock.
(2)	The registration fee for the shares of Common Stock to be issued pursuant to options granted under the Plan was calculated in accordance with Rule 457(c) of the Securities Act, on the basis of $28.06 per share, the average high and low prices of Common Stock par value $0.01 per share of the Registrant as reported on the NASDAQ Global Select Market on November 27, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Five Below, Inc. 2012 Employee Stock Purchase Plan to which this Registration Statement relates, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The Company is not filing such documents with the Securities and Exchange Commission (the “Commission”), but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Company will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Five Below, Inc., 1818 Market Street, Suite 1900, Philadelphia, Pennsylvania 19103, Attention: Kenneth R. Bull, Chief Financial Officer, telephone number (215) 546-7909.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement as of their respective dates:

(a) The Registrant’s prospectus dated July 18, 2012 filed with the Commission pursuant to Rule 424(b) of the Securities Act on July 19, 2012, in which there is set forth the audited financial statements for the Registrant’s fiscal year ended January 28, 2012;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended July 28, 2012 and October 27, 2012 filed with the Commission on September 11, 2012 and November 29, 2012, respectively;

(c) The Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 2012; and

(d) The description of the Registrant’s Common Stock set forth under the heading “Description of Capital Stock” contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-180780), originally filed with the Commission on April 18, 2012, as subsequently amended, which description is incorporated by reference into the Form 8-A filed with the Commission on July 13, 2012 pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Pepper Hamilton LLP has given an opinion concerning the validity of the shares of common stock offered hereby by the Registrant. An attorney with the firm owns an aggregate of 24,220 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law (the “PBCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, the PBCL provides that advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The goal of the aforementioned provisions of the PBCL and those of our amended bylaws, described below, is to limit the monetary liability of our officers and directors to us and to our shareholders and provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities.

The Registrant intends to indemnify its directors, officers and other such personnel to the fullest extent permitted by the PBCL.

The Registrant’s amended bylaws provide that the Registrant may indemnify its directors and officers for monetary damages for any action taken or failure to take any action, unless such director or officer has breached or failed to perform the duties of his or her office under the PBCL, the Registrant’s amended bylaws or the Registrant’s amended and restated articles of incorporation; and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

In addition, the Registrant’s amended bylaws provide that the Registrant shall indemnify its directors and officers for expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she has acted in good faith and in a manner he or she believed to be in the Registrant’s best interest, or in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses, including attorneys’ fees, is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. The Registrant’s amended bylaws provide, however, in the case of an action or suit by or in the right of the Registrant, that the Registrant will not indemnify a director or officer with respect to a matter in which such person has been adjudged to be liable in the performance of his or her duties to us, unless a court of common pleas determines that such person is fairly and reasonably entitled to indemnification. The Registrant’s amended bylaws also provide that the Registrant may advance expenses to any director or officer upon the Registrant’s receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification.

Pursuant to the Registrant’s amended bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant or an employee or agent of the Registrant, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against that liability. Accordingly, the Registrant maintains directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses, including those that arise from claims based on breaches of duty, negligence, error and other wrongful acts and for violations with respect to the Securities Act.

The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Pennsylvania law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Pepper Hamilton LLP (counsel to the Registrant) as to the legality of the securities being registered.

10.1	Five Below, Inc. 2012 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended October 27, 2012).

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 29th day of November, 2012.

FIVE BELOW, INC.

By:	/s/ David Schlessinger
	Name:	David Schlessinger
	Title:	Executive Chairman

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Schlessinger, Thomas Vellios and Kenneth R. Bull, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ David Schlessinger David Schlessinger	Executive Chairman and Director	November 29, 2012

/s/ Thomas Vellios Thomas Vellios	President, Chief Executive Officer and Director (Principal Executive Officer)	November 29, 2012

/s/ Kenneth R. Bull Kenneth R. Bull	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 29, 2012

/s/ Steven Collins Steven Collins	Director	November 29, 2012

/s/ Andrew Crawford Andrew Crawford	Director	November 29, 2012

/s/ David Mussafer David Mussafer	Director	November 29, 2012

/s/ Howard Ross Howard Ross	Director	November 29, 2012

Thomas Ryan	Director

/s/ Ronald Sargent Ronald Sargent	Director	November 29, 2012

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Pepper Hamilton LLP (counsel to the Registrant) as to the legality of the securities being registered.

10.1	Five Below, Inc. 2012 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended October 27, 2012).

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)